UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2018

FLUX POWER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01    Entry into a Material Definitive Agreement.

Credit Facility Agreement With Cleveland Capital, L.P.

On October 26, 2018, Flux Power Holdings, Inc.’s (the “Company”) wholly-owned subsidiary, Flux Power, Inc. (“Flux”), entered into a credit facility agreement with Cleveland Capital, L.P., a Delaware limited partnership (“Cleveland”), our minority shareholder, pursuant to which Cleveland agreed to make available to Flux a line of credit (“Cleveland LOC”) in a maximum principal amount at any time outstanding of up to Two Million Dollars ($2,000,000).

The Cleveland LOC has an origination fee in the amount of Twenty Thousand Dollars ($20,000), which represents one percent (1%) of the Cleveland LOC, and carries a simple interest of twelve percent (12%) per annum. Interest is calculated on the basis of the actual daily balances outstanding under the Cleveland LOC. The Cleveland LOC is due on December 31, 2018.

Credit Facility Agreement With Private Investor

On October 31, 2018, Flux entered into a credit facility agreement with a private investor in Louisana, (“Investor”), pursuant to which Investor agreed to make available to Flux a line of credit (“Investor LOC”) in a maximum principal amount at any time outstanding of up to Five Hundred Thousand Dollars ($500,000).

The Investor LOC has an origination fee in the amount of Five Thousand Dollars ($5,000), which represents one percent (1%) of the Investor LOC, and carries a simple interest of twelve percent (12%) per annum. Interest is calculated on the basis of the actual daily balances outstanding under the Investor LOC. The Investor LOC is due on December 31, 2018.

Early Note Conversion Agreement

On October 31, 2018, the Company entered into an Early Note Conversion Agreement (the “Early Note Conversion Agreement”) with Esenjay Investments, LLC (“Esenjay”), an entity owned and controlled by Michael Johnson, a director of the Company, pursuant to which Esenjay agreed to immediately exercise its conversion rights under the Unrestricted and Open Line of Credit, dated September 24, 2012 (as amended from time to time, the “Esenjay Loan”) to convert the outstanding principal amount of $7,975,000 (“Principal”) plus accrued and unpaid interest for 15,027,134 shares of the Company’s common stock. In order to induce Esenjay to exercise early the conversion of the Esenjay Loan, the Company agreed to issue an additional 268,018 Shares (“Additional Shares”), valued at $160,811, which is equal to the interests that Esenjay would have earned on the Principal had Esenjay converted the Esenjay Loan on the maturity date of January 31, 2019.

Amendment to Convertible Promissory Note

On October 25, 2018, the Company and Scott Kiewit entered into an Amendment (“Amendment to Kiewit Note”) to amend the Convertible Promissory Note, dated as of April 27, 2017 (the “Kiewit Note”), pursuant to which Scott Kiewit loaned Five Hundred Thousand Dollars ($500,000) to the Company. This transaction was initially reported on Form 8-K on February 9, 2017. The Amendment (i) extends the maturity date of the Convertible Note from October 27, 2018 to February 1, 2019 and (ii) allows for the automatic conversion of the Convertible Note immediately following the full conversion of the line of credit granted by Esenjay to the Company under the Esenjay Loan into shares of Common Stock of the Company. As a result of the conversion of Esenjay Loan, the Kiewit Note automatically converted into the right to receive 502,091 Shares.

The foregoing description of the terms of the Cleveland LOC, the Investor LOC, the Early Note Conversion Agreement, and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the respective agreements, copies of which are file hereto as Exhibits 10.1, 10.2, 10.3, and 10.4.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02    Unregistered Sales of Equity Securities.

On October 31, 2018, the Company issued 15,295,152 Shares to Esenjay in connection with the terms and conditions of the Esenjay Loan and the Early Note Conversion Agreement. Immediately following the conversion of the Esenjay Loan, the Company issued 502,091 Shares to Scott Kiewit pursuant to the terms and conditions of the Kiewit Note and the Amendment to Kiewit Note.

The Shares issued to Esenjay and Scott Kiewit have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Shares were issued to the accredited investors in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Section 3(a)(9) of the Securities Act.

Item 9.01    Financial Statement and Exhibits.

10.1	Credit Facility Agreement, dated October 26, 2018, with Cleveland Capital L.P.
10.2	Credit Facility Agreement, dated October 31, 2018, with Private Investor
10.3	Early Note Conversion Agreement, dated October 31, 2018, with Esenjay Investments, LLC.
10.4	Amendment to Convertible Promissory Note, dated October 25, 2018, with Scott Kiewit

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc., A Nevada Corporation

Dated: November 1, 2018	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer and Chief Financial Officer

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